Exhibit 10.44

U-STORE-IT TRUST

Schedule of 2004 Bonuses for Named Executive Officers

Name and Principal Position	2004 Bonus

Robert J. Amsdell Chairman and Chief Executive Officer	$0
Steven G. Osgood President and Chief Financial Officer	$150,000	(1)
Todd C. Amsdell Chief Operating Officer	$150,000	(1)
Tedd D. Towsley Vice President and Treasurer	$100,000	(2)

(1)	Excludes 62,500 deferred shares (with a value of $1.0 million), which were granted on October 27, 2004 in connection with the closing of the Company’s initial public offering.

(2)	Excludes 18,750 deferred shares (with a value of $0.3 million), which were granted on October 27, 2004 in connection with the closing of the Company’s initial public offering.